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                                                                 EXHIBIT 10.42












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                           SPECIALTY FOODS CORPORATION

                                ANNUAL BONUS PLAN
                                      2000

                                [SUBSIDIARY NAME]

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                                ANNUAL BONUS PLAN

1.  PURPOSES

Specialty Foods Corporation ("SFC") has established the Annual Bonus Plan (the "Plan") as a vehicle for motivating and rewarding designated executives whose responsibilities have a significant impact on the key short-term business objectives of SFC and its Subsidiaries (as hereinafter defined). Annual incentive awards are determined by the relative success of SFC and its Business Units (as hereinafter defined) in achieving specific annual financial objectives. The Plan provides the opportunity for participants to receive incentive compensation when financial results meet or exceed these pre-established goals.

2.  DEFINITION OF TERMS

The following defined terms will have the meanings set forth below for purposes of the Plan:

a. Annual Salary shall mean the annualized base salary in effect for a Participant on December 31, 2000.

b.       Award shall mean the cash payment made to Participants under the Plan.

c.       Business Unit shall mean [Subsidiary Name].

d. Cause shall mean the Participant's admission or conviction of a felony, the Participant's commission of an act of dishonesty in the course of his or her duties, the Participant's repeated disregard of policy directives of SFC or the Subsidiaries, or the Participant's breach of his or her fiduciary responsibilities or duties as an employee of SFC or the Subsidiaries.

e. Compensation Committee shall mean the committee designated as such by the Board of Directors of SFC.

f. EBITDA shall mean, with respect to any Business Unit, an amount reasonably determined by SFC as such Business Unit's income from operations (including annual bonus accruals as an expense), plus depreciation of property, plant and equipment, and amortization of intangible assets, but not including gain/loss on asset sales. The actual incremental 2000 EBITDA benefits related to acquisitions made in 2000, if any, will be excluded for purposes of determining 2000 EBITDA.

g. Participant shall mean an employee designated by the Compensation Committee to participate in the Annual Bonus Plan, provided the authority to designate Participants may be delegated by the Compensation Committee to SFC and by SFC to the Business Units.



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h. Plan shall mean this Annual Bonus Plan.

i. Plan Year shall mean January 1, 2000 through December 31, 2000.

j. SFC shall mean Specialty Foods Corporation.

k. Subsidiary shall mean a direct or indirect subsidiary of SFC which is included in SFC's consolidated tax return.


3.  ELIGIBILITY FOR PARTICIPATION

An Award may be granted for the Plan Year to each Participant who is in active service during the Plan Year; provided, however, that such Participant has completed at least two months of active service with SFC or a Subsidiary during the Plan Year. Except in the case of death, disability or retirement, a Participant must be employed by SFC or a Subsidiary on December 31 of the Plan Year to receive an Award.

The Award applicable to a Participant otherwise eligible to receive an Award under the Plan shall be prorated over the Plan Year, or the Participant shall be ineligible to receive an Award for the Plan Year, as determined below:



----------------------------------------------------------- --------------------------------------------------------
(1)   promotion into or demotion from a level of            -      prorate Award from the date of entrance or exit
      management eligible for Awards after the
      beginning of the Plan Year
----------------------------------------------------------- --------------------------------------------------------
(2)   receipt of disability benefits for more than six      -      prorate Award to the nearest month based on
      months in the Plan Year under SFC's or any                   time of service while not receiving
      Subsidiary's disability plan                                 disability benefits
----------------------------------------------------------- --------------------------------------------------------
(3)   receipt of disability benefits for six months or      -      no reduction in applicable Award
      less in the Plan Year under SFC's or any
      Subsidiary's disability plan
----------------------------------------------------------- --------------------------------------------------------
(4)   normal retirement, early retirement with the          -      prorate Award based on the date of retirement
      approval of SFC or transfer to another                       or transfer
      Subsidiary during the Plan Year
----------------------------------------------------------- --------------------------------------------------------
(5)   leave of absence during the Plan Year                 -      prorate Award based on the date when the
                                                                   leave commences
----------------------------------------------------------- --------------------------------------------------------
(6)   death during the Plan Year                            -      prorate Award to date of death
----------------------------------------------------------- --------------------------------------------------------
(7)   early retirement during the Plan Year without         -      no Award
      the approval of SFC
----------------------------------------------------------- --------------------------------------------------------
(8)   resignation during the Plan Year                      -      no Award
----------------------------------------------------------- --------------------------------------------------------



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

----------------------------------------------------------- --------------------------------------------------------
(9)      demotion during the Plan Year because of           -        no Award
         unsatisfactory performance to a position that
         is not covered
----------------------------------------------------------- --------------------------------------------------------
(10)     termination without Cause during the Plan Year     -        no Award
----------------------------------------------------------- --------------------------------------------------------
(11)     dismissal for Cause during or after the Plan       -        no Award
         Year (but before payment) by SFC or a
         Subsidiary
----------------------------------------------------------- --------------------------------------------------------

Notwithstanding any other provision of the Plan, with respect to eligible Participants transferred between Subsidiaries during the Plan Year, the Subsidiary last employing the Participant during the Plan Year shall determine and pay the entire annual Award, if any, for the Plan Year. SFC shall have discretion in making any accounting allocations between Subsidiaries to properly reflect time spent with each Subsidiary.

4.  PERFORMANCE MEASUREMENT

The standard used to determine performance of the Business Unit will be EBITDA of such Business Unit. One hundred percent (100%) of the target is based on EBITDA performance. The threshold (minimum), target and maximum EBITDA objectives for the Business Unit have been recommended by the Chief Executive Officer of SFC and approved by the Compensation Committee and are reflected in the attached schedule entitled "2000 Annual Bonus Plan Payout Schedule."

5.  INCENTIVE AWARD GUIDELINES

Target incentive awards will be expressed as a percent of annualized salary (e.g., 10%). These percentages determine the amount that will be paid in the event that the performance of the applicable Business Unit meets objectives. Target incentive awards will be established for various levels of Participants. Maximum award opportunities will be set for the Business Unit. However, this maximum award may be exceeded with approval of the Compensation Committee. Threshold (minimum) performance (at which a Participant receives 0% bonus) will also be set for the Business Unit. See attached schedule entitled "2000 Annual Bonus Plan Payout Schedule" for the target incentive awards and threshold levels established for the Business Unit for this Plan Year.

To determine the Awards for actual performance between the threshold, target and maximum EBITDA targets set by the Compensation Committee, a percent of the target award will be calculated by means of interpolation (see attached schedule entitled "2000 Annual Bonus Plan Payout Schedule").


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6.  ADMINISTRATIVE GUIDELINES

A.       ADJUSTMENTS IN FINANCIAL PERFORMANCE MEASUREMENTS

In order to effectuate the purpose of the Plan, the Compensation Committee may make adjustments in the criteria established for the Plan Year which reflect any extraordinary changes that may have occurred during the Plan Year or which significantly alter the basis upon which such performance levels were determined. Such changes may include, without limitation, changes in acquisitions, accounting practices, tax, regulatory or other laws or regulations, divestitures, financings, or economic changes not in the ordinary course of business cycles. Any adjustments made by the Compensation Committee can be made at any time and in any manner that the Compensation Committee in its sole discretion deems appropriate, and any and all such adjustments shall be conclusive and binding upon all parties concerned.

B.       APPROVAL AND PAYMENT OF BONUS AWARDS

Award payments are subject to the approval of the Compensation Committee and will normally occur concurrently with payment for the last pay period in February of the year following the Plan Year. Payments will normally be made by ordinary payroll methods.

Except in the case of death, disability or retirement, a Participant must be employed by SFC or a Subsidiary on December 31 of the Plan Year to receive an Award. In cases of death, disability or retirement, the Participant or the designated beneficiary (as designated with respect to a Participant's life insurance policy held through SFC or a Subsidiary) shall receive the Award to the extent and in the amount specified in the Section 3 entitled "Eligibility for Participation."

7.  GENERAL RULES

a. Effective Date. This Plan shall have an effective date of January 1, 2000.

b. Amendment. The Plan has been adopted by the Board of Directors of SFC and may be amended from time to time, in any respect, by such Board. Any such amendment may add to, amend, reduce or cancel any and all rights in regard to the Plan.

c. Accruals. SFC reserves the right, in its sole discretion, to determine the nature and amount of all accruals that are to be recorded on the books of the Subsidiaries at the end of a Plan Year.

d. Administration. The Vice President and General Counsel of SFC shall be responsible for the general operation and administration of the Plan and shall have the authority to interpret the Plan and to adopt administrative rules and regulations governing its operation.

e. Termination. The Plan may be terminated at any time by the Board of Directors of SFC. Upon such termination, all rights of a Participant to amounts not then awarded to Participants shall be null and void. However, amounts previously accrued through the date of the Plan termination based pro rata on EBITDA shall not be affected.



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f.       Continued Employment. Participation in the Plan shall not give any employee any right to remain in the employment of SFC or any Subsidiary. The Plan is not to be construed as a contract of employment for any period and does not alter the "employee-at-will" employment status of any Participant.

g. Employment Taxes. Award payments under the Plan shall be treated as wages and shall be subject to income, FICA and any other applicable withholding taxes and deductions at the time received as required by applicable law or regulation, as in effect from time to time.

h. Employment Agreements. If a Participant is party to an employment agreement, the terms of which relate to annual bonuses and which are inconsistent with the terms of this Plan, the terms of such employment agreement shall govern to the extent of such inconsistency.

i. Unfunded Plan. The obligations under this Plan shall be unfunded. Neither SFC nor any of the Subsidiaries shall be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Award under this Plan.

j. Successors Bound. The rights and obligations of the Company hereunder shall inure to the benefit of and be binding upon the successors of the Company.

k. Assignment. Participants shall not assign any rights granted to them by the terms of this Plan or encumber in any way their interests herein; provided, however, that in the event of a Participant's death, any payments then due and owing will be made when due as provided in
         Section 6(b) entitled "Approval and Payment of Bonus Awards."

l.       Effect of Plan. This Plan shall have a term expiring on the earlier of
         (1) the date on which all Awards earned under the Plan, if any, are paid to Participants and (2) the date on which a determination is made by the Compensation Committee that no Awards have been earned under the Plan (provided that the authority to determine that no Awards have been earned under the Plan may be delegated by the Compensation Committee to SFC and by SFC to the Business Unit.) At such time, the Plan shall expire and be of no further force or effect.

m. Governing Law/Jurisdiction. The substantive law (and not the law of conflicts) of the State of Illinois will govern all questions concerning the construction, validity and interpretation of this Plan and the performance of the obligations imposed by this Plan. The parties hereby waive their rights to request or demand a trial by jury in the event controversy arises under this Plan.

n. Headings. The headings used herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Plan.


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